Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Eighth Straight Quarter of Profitability
and the Anticipated Shipment of the New Radiological Filter in 2-3 Months

The New Radiological Filter Removes 100% of Major Nuclear Contaminants in Drinking Water with the First Shipments Planned for Japan Early in the Third Quarter

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – July 18, 2011 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made two key announcements today.  First, the Company announced that sales revenue for the fiscal quarter ended May 31, 2011 was a record $1,781,019 compared to $1,211,420 in the prior year, up $569,599 (+47.0%)  However, net income before taxes of $319,602 was down $153,307 (-47.9%) compared to prior year net income before taxes of $472,909.  Net income after income taxes was $149,315 for the period ended May 31, 2011.   This is the eighth straight consecutive profitable quarter in a row for Seychelle.  We anticipate a continuation of this sales and earnings trend, but have to deal with some important issues as it relates to net income.

The major change in net income was the decision by California to disallow the net loss carryforward in Calendar 2011 which caused the net income to be reduced by $170,000 in the fiscal quarter ended May 31, 2011.  This breaks out to $130,000 in fiscal year 2011 and $40,000 for the quarter. This reduced our net income for this period from $319,602 or 18% of Sales to $149,315 or 8% of sales.  The other major expense was $88,000 for warrants issued in December 2010 after the previous warrants had expired with no warrant expense for the comparable period in the prior year.

In addition, one area we are aggressively considering to have a positive effect on the net income going forward is reducing the cost of goods and improving gross margins. We plan to outsource the manufacture of some of our faster moving products to a high volume assembler/fulfillment vendor.  This should have a direct effect on the bottom line and make the move to a more scalable higher volume business model feasible.   This move should not only help to offset the lost profit from the California decision on NOL’s for all companies and the amortization of the new warrants, but more importantly continue the rapid profitable growth of the company.

Second, Carl Palmer announced the anticipated shipment of our new radiological filter. He said “the new radiological filter that removes 100% of major nuclear contaminants in drinking water solves yet another consumer need in times of nuclear disasters such as the one that recently occurred in Japan which can last for years and that this filter will be ready for shipment early in the third quarter of this fiscal year. “  He continued by saying “that we are currently interviewing both distributors and reps in Japan.”

Finally, Mr. Palmer stated that “the need for this superior water filtration technology was never more evident than with the outbreak of Cholera, which is expected to last for up to three years, in Haiti along with other Latin America countries where our 28 oz advanced filter bottle is being used.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The standard filter works for water from the tap while the advance filter is needed for outdoor use. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

         ”Seychelle Products are the Most Field and Laboratory Tested
Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,932,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.